Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

Curtiss-Wright Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share (“Common Stock”)	Rule 457(c) and Rule 457(h)	1,560,000	$256.56	$400,233,600	$.00014760	$59,074.48
Total Offering Amounts				-	-	-	$59,074.48
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$59,074.48
(1)This Registration Statement on Form S-8 covers 1,560,000 shares of Common Stock of the Registrant subject to issuance under the Curtiss-Wright Corporation 2024 Omnibus Incentive Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Pursuant to Rules 457(c) and 457(h) under the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the Registrant as reported on the New York Stock Exchange on April 30, 2024.